EXHIBIT 99.1

3D Systems Terminates Stockholder Rights Plan

ROCK HILL, S.C., Nov. 15, 2011 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that its Board of Directors has terminated its stockholder rights plan adopted in 2008 by accelerating the final expiration date of the purchase rights issued under the plan. The terms of the amendment provide that the purchase rights expired at the close of business on November 14, 2011, rather than on December 22, 2011, as initially provided under the rights plan.

"While the Company's rights plan, which is sometimes called a 'poison pill,' was scheduled to expire later this year, we concluded that it no longer met the Company's needs or those of its stockholders," said Abe Reichental, 3D Systems' Chief Executive Officer.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace, displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, communicate, prototype and produce functional end-use parts empowering our customers to create with confidence.

More information on the company is available at www.3DSystems.com.

To experience 3D Systems' entire range of 3D content-to-print products and services please visit www.printin3D.com, www.production3dprinters.com, www.toptobottomdental.com, www.3Dproparts.com, www.quickparts.com, www.alibre.com, www.bitsfrombytes.com, www.The3dStudio.com, www.freedomofcreation.com, www.sycode.com, www.botmill.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         E-mail: WittenS@3dsystems.com

         Media Contact:
         Cathy Lewis
         803-326-3950
         Email: LewisCl@3dsystems.com